Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES STOCK SPLIT AND DIVIDEND INCREASE
— Declares a 3-for-2 Stock Split, Increases Dividend 50% —

Paoli, PA, November 3, 2010 — AMETEK Inc. (NYSE: AME) today announced its Board of Directors has declared a three-for-two stock split and approved a 50% increase in the quarterly cash dividend on its common stock.

The three-for-two split of its common stock will result in the issuance of one additional common share for every two shares owned as of the record date. The new shares are payable on December 21, 2010, to shareholders of record on December 10, 2010. Any fractional shares resulting from the stock split will be paid in cash based on the closing market price of AMETEK stock on the record date. By splitting its stock, AMETEK expects to broaden the stock’s marketability and improve its trading liquidity.

After reviewing the Company’s strong financial position and future expectations, AMETEK’s Board of Directors also has decided to increase the quarterly common stock dividend 50%, to an indicated annual rate of $.36 per share ($.24 per share on a post-split basis). The Board of Directors declared the fourth quarter dividend of $.09 per share ($.06 per share on a post-split basis), payable on December 21, 2010 to shareholders of record on December 10, 2010.

Frank S. Hermance, AMETEK Chairman and Chief Executive Officer commented, “Our Four Growth Strategies have resulted in significant increases in sales, profitability and cash flow. We remain firmly committed to these strategies, in particular our disciplined acquisition strategy, and believe they will continue to drive shareholder value in the future. Anticipated strong cash flows will enable us to continue to fully fund these growth strategies, while rewarding shareholders with a higher cash dividend.”

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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AMETEK ANNOUNCES STOCK SPLIT AND DIVIDEND INCREASE

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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